Exhibit 10.1

FIRST AMENDMENT TO

LICENSE AGREEMENT

This First Amendment (this “Amendment”) to the License Agreement, dated as of October 14, 2021, is hereby entered into and effective as of April 1, 2022 (the “Amendment Effective Date”) by and between Lipocine Inc., a corporation organized under the laws of Delaware and having a place of business at 675 Arapeen Drive, Suite 202, Salt Lake City, UT 84108 (“Lipocine”) and Antares Pharma, Inc., a corporation organized under the laws of Delaware and having a place of business at 100 Princeton South, Suite 300, Ewing, NJ 08628 (“Licensee”). Lipocine and Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties”.

WHEREAS, Lipocine and Licensee entered into the License Agreement dated October 14, 2021 (the “Agreement”), pursuant to which the Parties agreed, among other things, that Lipocine would grant to Licensee certain rights to develop, manufacture and commercialize Licensed Products in the Field in the Territory;

WHEREAS, in connection with the Agreement, the Parties agreed that Licensee would have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product; and

WHEREAS, Lipocine and Licensee desire to amend the Agreement to extend the timelines in which Licensee may exercise such option.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Lipocine and Licensee hereby agree as follows:

1. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Within three (3) Business Days after the Amendment Effective Date, as partial consideration for the right to exercise an exclusive option to obtain a license to the Second Product, Licensee shall pay to Lipocine a non-refundable payment of Five Hundred Thousand U.S. Dollars (U.S. $500,000) by check or wire transfer to one or more bank accounts to be designated in writing by Lipocine.

3. Section 1.121 of the Agreement is hereby amended by deleting such Section in its entirety and replacing such Section, as follows:

“Second Product Option Exercise Fee” means any one of the payments to be made by Licensee to Lipocine pursuant to Section 2.2(a), 2.2(b), 2.2(c) or 2.2(d) in the event that Licensee exercises its right to obtain a license to the Second Product. For the avoidance of doubt, Licensee only has to make one payment and any such payment shall be the Second Product Option Exercise Fee.”

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4. Section 2.2(d) of the Agreement is hereby amended by deleting such Section in its entirety and replacing such Section, as follows:

“(d) During the period of two hundred ten (210)  days following the date of submission of the inquiry  prepared in accordance with Section 2.2(c), regardless of whether the FDA provides the Third FDA Guidance  during such two hundred ten (210)  day period, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one million U.S. Dollars (U.S. $1,000,000). Notwithstanding the foregoing, should the FDA provide the Third FDA Guidance  during such two hundred ten (210)  day period, for a period of one hundred twenty (120)  days following the date upon which a copy of such Third FDA Guidance  is delivered to Licensee, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine a non-refundable payment of one million U.S. Dollars (U.S. $1,000,000).”

5. Section 2.2(e) of the Agreement is hereby amended by deleting such Section in its entirety and replacing such Section, as follows:

“(e) Notwithstanding anything else to the contrary in Sections 2.2(a)-2.2(d), and regardless of whether the FDA fails to issue any guidance, issue a Reasonable Guidance, or timely issue a guidance , (i) in no event shall the option periods set forth in Sections 2.2(a)-2.2(d) remain in effect beyond June 30, 2022, and (ii) Licensee may end its exclusive option at any time during the option periods set forth in Sections 2.2(a) -2.2(d) by notifying Lipocine of such decision in writing.”

6. Section 3.1 of the Agreement is hereby amended by deleting such the last sentence of Section 3.1 in its entirety and replacing such sentence, as follows:

“In addition, subject to the terms and conditions of this Agreement, if Licensee exercises its option to obtain a license to the Second Product pursuant to Section 2.2, in partial consideration of the rights and licenses granted by Lipocine with respect to the Second Product, Licensee shall pay to Lipocine a non-refundable, non-creditable payment of two million five hundred thousand U.S. Dollars (U.S. $2,500,000) on or before the one (1) year anniversary date of the Effective Date.”

7. The Agreement is amended as set forth in this Amendment as of the Amendment Effective Date.

8. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect as legally binding obligations of the Parties enforceable in accordance with their terms. Lipocine and Licensee hereby ratify and confirm their respective obligations under the Agreement, as modified pursuant to this Amendment.

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9. The rights and obligations of the Parties under this Amendment shall be governed, and shall be interpreted, construed, and enforced, in all respects by the law of the State of Delaware, without giving effect to any conflict of law rule that would result in the application of the law of any jurisdiction other than the internal law of the State of Delaware to the rights and duties of the Parties. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of United States District Court for the District of Delaware, or, if such suit, action or other proceeding may not be brought in such court for lack of federal jurisdiction, in another court having jurisdiction over such matter in the State of Delaware, for any matter arising out of or relating to this Amendment and the transactions contemplated hereby

10. This Amendment may be executed in counterparts (including by facsimile or electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized representatives as of the Effective Date.

LIPOCINE INC.		ANTARES PHARMA, INC.

(“Lipocine”)		(“Licensee”)

By:		By:

Name:	Mahesh Patel	Name:	Robert Apple

Title:	CEO, President and Chairman	Title:	President and Chief Executive Officer

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